STRATA WEB

WWW.STRATAWEB.COM

A PETROLEUMPLACE COMPANY

Data Licensing Agreement

Between

Strata Web Systems Ltd.

and

International Datashare Corporation (iDc)

Dated: September 30, 2002

STRATA WEB

WWW.STRATAWEB.COM

A PETROLEUMPLACE COMPANY

iDc Datasets of Interest (View and Print only)

Grid & Culture for Western Canada, NWT & Yukon

DLS Township & Range Grid with labels

NTS Grid & Block labels

Roads (Primary, Secondary)

Drainage (Rivers, Streams, Creeks, Large & Small Lakes)

City Centers, villages, towns

Indian Reservations and parks

Strata Web Applications of Interest

DataMap - on-line GIS application

DataMap Lite - on-line GIS application

Talisman = Hybrid intranet/ASP account

Custom hosted third party GIS applications including:

SigMap - on-line seismic ordering map

EUB - on-line Board Order system (grid only)

Nova - Pipeline right of way application

Asset Explorer e-brokered A&D application with a small on-line map component

Pricing

A flat fee will be paid for each of the application listed above. The fees are:

StrataWeb Application	Annual Cost
Talisman	$4,800
DataMap & DataMap Lite 1	$4,800
SigMap	$1,200
Nova	$1,200
EUB	$600
Asset Explorer	$1,200
Total	$13,800.00

1 Currently 44 licenses, price will increase as follows:

75 - 99 seats: $7,000 annually

>100 seats: $8,500 annually

STRATA WEB

WWW.STRATAWEB.COM

A PETROLEUMPLACE COMPANY

Payment Schedule

The annual fees will be paid to iDc on a monthly basis from the effective date of this agreement. Should Strata Web add or remove iDc grid & culture from an application during the term of this agreement, iDc will be notified and the monthly payment will be adjusted to accommodate the addition or deletion of Strata Web applications.

Term

This agreement shall be valid for an initial term of one-year from the start date and will automatically renew for subsequent one year terms unless notice to terminate is made by either party. Either party may terminate this agreement by providing the other party with at least 60 days notice prior to the end of the initial, or any subsequent terms.

Maintenance & Updates

During the term of this agreement, iDc shall provide Strata Web with any updates or improvements that are made to the grid & culture dataset.

General

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable herein and shall be treated in all respects as an Alberta contract.

Agreement Effective Date: October 1, 2002.

/s/ Norm Stein

Norm Stein

President

International Datashare Corporation

Oct. 2, 2002

Date

/s/ Ed Chesney

Ed Chesney

Manager, Operations & Development

Strata Web Systems Ltd.

Sept 30/02

Date